AMENDED SCHEDULE A

Dated July 25, 2018

to the

COMPLIANCE SERVICES AGREEMENT

Dated June 5, 2012

Between

ULTIMUS MANAGERS TRUST

and

ULTIMUS FUND SOLUTIONS, LLC

FEES AND EXPENSES

Fees. Ultimus shall receive the fees described below, which are computed and payable monthly.

Base Fee:	$12,000 per year for each series of the Trust.

Asset-Based Fee:	0.01% per annum on average net assets of each series in excess of $100 million.

Out-of-Pocket Expenses. The fees set forth above shall be in addition to the payment of reasonable out-of-pocket expenses, as provided for in Section 3 of the Agreement.

TRUST SERIES

Adler Value Fund	Ladder Select Bond Fund
Alambic Mid Cap Growth Plus Fund	Lyrical U.S. Value Equity Fund
Alambic Mid Cap Value Plus Fund	Marshfield Concentrated Opportunity Fund
Alambic Small Cap Growth Plus Fund	Meehan Focus Fund
Alambic Small Cap Value Plus Fund	Ryan Labs Core Bond Fund
APEXcm Small/Mid Cap Growth Fund	Ryan Labs Long Credit Fund
Barrow Value Opportunity Fund	Stralem Equity Fund
Blue Current Global Dividend Fund	Topturn One Eighty Fund
Cincinnati Asset Management Funds:Broad	Wavelength Interest Rate Neutral Fund
Market Strategic Income Fund	Waycross Long/Short Equity Fund
HVIA Equity Fund
Kempner Multi-Cap Deep Value Fund

IN WITNESS WHEREOF, the parties hereto have executed this amended Schedule A as of the date first above written.

ULTIMUS MANAGERS TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ David R. Carson	By:	/s/ Robert G. Dorsey
Name:	David R. Carson	Name:	Robert G. Dorsey
Title:	President	Title:	Managing Director